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                                                                    EXHIBIT 21.1



                           SUBSIDIARIES OF THE COMPANY


                 Subsidiaries                     Jurisdiction of Incorporation

1.     Sweet Factory Group, Inc.                             Delaware
2.     Sweet Factory, Inc.                                   Delaware
3.     SF Properties, Inc.                                   Delaware
4.     SF Candy Company                                      Delaware
5.     Archibald Candy (Canada) Corporation                  Canada